JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATE: October 5, 2026

DARWIN GLOBAL MANAGEMENT, LTD.

/s/ John Legge________________________________________

Name: John Legge

Title: Director and Chief Financial Officer

/s/ Dr. Abhishek Trehan_________________________________

DR. ABHISHEK TREHAN

DARWIN GLOBAL MASTER FUND, LTD.

By: DARWIN GLOBAL MANAGEMENT, LTD, ITS INVESTMENT MANAGER

/s/ John Legge ______________________________________

Name: John Legge

Title: Director and Chief Financial Officer